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                                                                   EXHIBIT 10(a)


                             INTERCOMPANY AGREEMENT


                 THIS INTERCOMPANY AGREEMENT (this "Agreement") is made and entered into as of the 22nd day of September, 1994 by and between Schuller International Group, Inc., a Delaware corporation ("Schuller"), and Manville Corporation, a Delaware corporation ("MVL").


                                R E C I T A L S

                 WHEREAS, prior to the effective date of this Agreement, MVL provided to Schuller and its U.S. and Canadian subsidiaries (collectively, "SII") certain services, insurance coverage and employee benefit plans; and

                 WHEREAS, prior to the effective date of this Agreement, SII provided to MVL and certain of its subsidiaries (including Riverwood International Corporation) (collectively, the "MVL Group") certain services; and

                 WHEREAS, the parties hereto desire to enter into this Agreement to set forth the terms of the relationship between the MVL Group and SII regarding such services, insurance coverage and employee benefit plans; and

                 WHEREAS, from and after the effective date of this Agreement, MVL desires to provide to or obtain for SII on a fee basis (i) those services set forth in Exhibit A hereto (the "MVL Services"), (ii) the opportunity for SII's employees to participate in those MVL sponsored benefit plans set forth in Exhibit B hereto, as may be amended from time to time (collectively, the "Plans"), and (iii) the insurance coverage set forth in Exhibit D hereto (the "Insurance"); and

                 WHEREAS, Schuller desires to provide to or obtain for the MVL Group on a fee basis, those services set forth in Exhibit C hereto (the "SII Services"); and

                 WHEREAS, Schuller, on behalf of SII, desires to acquire the MVL Services and the Insurance and provide its employees with the opportunity to participate in the Plans and MVL, on behalf of the MVL Group, desires to acquire the SII Services pursuant to the terms and conditions set forth herein.
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                               A G R E E M E N T

                 NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                 1. Services. Effective January 1, 1994 (the "Effective Date"), MVL shall provide to SII all of the MVL Services, and Schuller, through SII, shall provide to the MVL Group all of the SII Services. The cost of each of the MVL Services and the SII Services (collectively, the "Services"), as applicable, shall be allocated in a manner consistent with the parties' past practices. The Services may be provided by (i) the party obligated to provide the Service or any affiliate or employee of such party or its affiliates or
(ii) any other person at the sole discretion of the party obligated to provide the Service. The person actually providing such services is referred to as the "Service Provider."

                 2. Charges for Services. By the 15th business day of each calendar month, the Service Provider shall submit to the party receiving the benefit of the Services (the "Service Recipient") invoices describing in reasonable detail the Services performed by the Service Provider during the prior month and the charges for such Services in accordance with Section 1. The Service Recipient shall remit payment to the Service Provider in full for the invoiced charges within 30 days of the date the invoice is received.

                 3. Termination of Services. Either party hereto may terminate all or any portion of the Services on 90 days' prior written notice to the other party hereto and, if applicable, to the Service Provider; provided, however, that no termination of any of such Services (or the termination of this Agreement) shall cause the termination or disqualification of the Plans.

                 4. Insurance. MVL shall use its reasonable best efforts to cause SII to be covered under insurance policies which will provide the Insurance. MVL shall not be responsible for obtaining or maintaining any other insurance coverage for SII other than the Insurance. The portion of insurance premiums payable by SII shall be allocated, and payments shall be made, in a manner consistent with the parties' past practices or, at MVL's discretion, actual cost. The Insurance shall be provided by insurance carriers and be subject to such policies of insurance, or shall be provided by self-insurance, in each case as MVL shall determine.

                 5. Termination of Insurance. Either Schuller or MVL may terminate all, but not less than all, of the Insurance at any time on 90 days' prior written notice to the other party hereto. If Schuller terminates the Insurance, Schuller shall pay its share of the premiums for the Insurance for any policies in force on the date of the termination notice until the earlier of (i) the date when such policies expire or (ii) one





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year from the date of the termination notice, at which time all of MVL's obligations hereunder regarding the Insurance shall automatically terminate. If MVL terminates the Insurance, Schuller shall pay its share of the premiums for the Insurance for any policies in force on the date of the termination notice until the actual termination date.

                 6. Employee Benefit Plans. MVL shall allow employees of SII (other than those employees covered by collective bargaining agreements which set forth MVL benefit plans in which such employees may participate) (the "SII Employees") to participate in the Plans. Schuller shall reimburse MVL for all of MVL's costs and contributions relating to the SII Employees' participation in the Plans. The amount of such costs and contributions and the timing and manner in which Schuller is required to reimburse MVL for such costs and contributions shall be determined in a manner consistent with the parties' past practices.

                 7. MVL Indemnification. MVL shall indemnify, defend and hold harmless Schuller and any of Schuller's affiliates, directors, officers, employees, agents or permitted assigns (other than MVL) (each, a "SII Party") from and against all liabilities, claims, damages, losses and expenses (including, but not limited to, court costs and reasonable attorneys' fees) (collectively, "Claims"), caused by or arising in connection with MVL's gross negligence or willful misconduct in its fulfillment of its obligations hereunder unless such Claims are attributable to the acts or omissions of any SII Party. Notwithstanding the foregoing, MVL shall not be liable for any special, indirect, incidental or consequential damages relating to any such Claims. Except as provided above, MVL shall not be liable for any Claims of the SII Parties relating to or arising from this Agreement.

                 8. Schuller Indemnification. Schuller shall indemnify, defend and hold harmless MVL and its affiliates, directors, officers, employees, agents or permitted assigns (other than Schuller) (each a "MVL Party") from and against all Claims caused by or arising in connection with Schuller's gross negligence or willful misconduct in its fulfillment of its obligations hereunder; unless such Claims are attributable to the acts or omissions of any MVL Party. Notwithstanding the foregoing, Schuller shall not be liable for any special, indirect, incidental or consequential damages relating to any such Claims. Except as provided above, Schuller shall not be liable for any Claims of the MVL Parties relating to or arising from this Agreement.

                 9. Information. Each party hereto hereby covenants and agrees to provide the other party hereto with all information and other assistance required for such other party or any Service Provider to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes, including, but not limited to, securities laws, stock exchange rules and other rules and regulations (the "Laws").





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                 10.  Confidential Information.  Schuller and MVL hereby
covenant and agree to hold in trust and maintain confidential all Confidential Information relating to the other party or any of their affiliates, except for such information as (i) becomes known to the public (other than through a breach hereof) or (ii) is required to be disclosed by any Law. Confidential Information shall mean all information disclosed by either party to the other in connection with this Agreement whether orally, visually, in writing or in any other tangible form, and includes, but is not limited to, technical, economic and business data, know-how, flow sheets, drawings, business plans, computer information data bases, and the like. Without prejudice to the rights and remedies of any party to this Agreement, a party disclosing any Confidential Information shall be entitled to equitable relief by way of an injunction if any other party hereto breaches or threatens to breach any provision of this Section 10.

                 11. Assignment. Except as specifically set forth herein, neither party hereto shall assign or transfer any of its rights or duties under this Agreement to any person or entity without the prior written consent of the other party hereto.

                 12. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing will be duly given upon delivery, if delivered by hand or intercompany mail, or five (5) days after posting if sent by certified mail, return receipt requested to the following addresses:

                          MVL

                          Manville Corporation
                          P.O. Box 5108
                          Denver, Colorado  80217
                          Attention:  Legal Department

                          and

                          Schuller

                          Schuller International Group, Inc.
                          P.O. Box 5108
                          Denver, Colorado  80217
                          Attention:  Legal Department

or to such other address as either party may have furnished to the other in writing in accordance with this Section 12.

                 13. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to its conflicts of law principles.





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                 14.  Suspension.  The obligations of any party to perform any acts hereunder may be suspended if such performance is prevented by fires, strikes, embargoes, riot, invasion, governmental interference, inability to secure goods or materials, or other circumstances outside the control of such party.

                 15. Severability. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, the Agreement shall be construed as if not containing the particular invalid or unenforceable provision, and the rights and obligations of each party shall be construed and enforced accordingly.

                 16. Rights Upon Termination. Upon termination or expiration of this Agreement or any of the Services, Insurance or Plans described herein, each party shall, upon request, forthwith return to the other party all reports, papers, materials and other information provided pursuant to this Agreement. In addition, each party shall assist the other in the orderly termination of this Agreement or any of the Services, Insurance or Plans described herein.

                 17. Amendment. This Agreement may only be amended by a written agreement executed by all of the parties hereto.

                 18. Entire Agreement. This Agreement, including any exhibits, constitutes the entire agreement between the parties, and supersedes all prior agreements, representation, negotiations, statements or proposals related to the subject matter hereof.

                 19. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.





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                 IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives.


                                        SCHULLER INTERNATIONAL GROUP, INC.  a
                                                 Delaware corporation



                                        By: /s/  KENNETH L. JENSEN
                                           -------------------------------------
                                        Name:  Kenneth L. Jensen
                                        Title: Senior Vice President, Finance


                                        MANVILLE CORPORATION, a
                                        Delaware corporation


                                        By: /s/ RICHARD B. VON WALD
                                           -------------------------------------
                                        Name:  Richard B. Von Wald
                                        Title: Senior Vice President,
                                               General Counsel and Secretary





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                                   EXHIBIT A

                                  MVL SERVICES

                                 PUBLIC AFFAIRS

                 Public Affairs Services will include:

                 - State issues/legislation monitoring and related intervention

                 -    National legislation and regulatory issue management


                                 TAX DEPARTMENT

                 MVL's Tax Department will provide tax services to SII in the following general areas:

                 - U.S. and Canadian federal, provincial, state and local compliance for income, franchise, payroll and sales and use taxes

                 -    worldwide tax planning

                 -    mergers, acquisitions, and divestments

                 -    audit negotiation and support

                 - special computations in connection with the Tax Sharing Agreement between the parties


                               CONTROL AND AUDIT

                 Internal Audit will provide Services in accordance with approved Audit Plan.

                 Corporate Finance will serve in an oversight/advisory role and provide assistance as requested.


                                 LEGAL SERVICES

                 MVL's Legal Department will provide legal counsel and assistance in the following areas:
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                 General counsel

                 Securities law

                 Operations representation

                 Corporate secretary services

                 Environmental

                 Labor and benefits

                 Intellectual property

                 Litigation

                 Workers' compensation (including administration of claims)

                 Corporate security

                 Closed records management


                              CORPORATE RELATIONS

                 The Corporate Relations department will provide public relations, and investor and general and financial media relations services for SII.


                              EXECUTIVE DEPARTMENT

                 A portion of MVL's Corporate Executive Department will be charged to SII to cover the costs of the SII chairman of the board.


                            ADMINISTRATIVE SERVICES

                 MVL will maintain an office service unit providing general administrative functions. Services include a center for printing, mailing, copying and reprographics. Services also include office space management and maintenance plus management of real estate.





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                               RISK AND INSURANCE

                 MVL will provide an insurance department that will determine the amount and type of worldwide insurance coverage that is needed, on substantially the same terms and conditions as provided to other subsidiaries of MVL. This department will be responsible for negotiating with underwriters to obtain that coverage. See EXHIBIT D for a more definitive list of the types of coverage that will be included.

                 Where it is MVL's policy to maintain a self-insurance program, SII will also be required to self-insure.

                 Services provided include all customary risk insurance management functions, specifically:

                 - Determine amount and type of domestic and international insurance coverage necessary

                 - Negotiate with underwriters and brokers for insurance coverage and services

                 -    Negotiate with claims adjusters for cost effective service

                 -    Set deductibles and self-insured retention amounts

                 -    Ensure compliance with loan covenants and agreements

                 - Arrange and coordinate property loss prevention inspection of facilities

                 -    Design insurance programs for special or new situations

                 - Review insurance language in construction contracts, joint ventures, agreements, leases, etc.

                 - Determine financial ability of insurance carriers for vendors

                 -    Advise the scope and breadth of coverage available

                 - Arrange for certificates, ID cards and other proof of insurance

                 - Prepare claims and Proof of Loss for submission to insurers

                 -    Complete various filings with appropriate state agencies





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                 -    Gather, compile and submit underwriting data to various
                      insurers/underwriters to obtain coverage

                 -    Handle requests for information


                                    TREASURY

                 The Treasurer's department will provide general actuarial services, investment, administration and custodial services necessary to manage the assets of current employee benefit plans and any successor plans operated or established in whole or in part for the benefit of the employees.





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                                   EXHIBIT B

                               Employee Benefits

                     Salaried & Hourly (Except Where Noted)


i.               Comprehensive Medical Plan

ii.              HMO's

iii.             Dental Plans

iv.              Prescription Drug Plans (Hourly)

v.               Accident and Sickness (Hourly)

vi.              Dependent Care Spending Account

vii.             Permanent Total Disability (Hourly)

viii.            Health Care Spending Account Plan

ix.              Life Insurance

                 (i)  Basic

                 (ii) Supplemental (Salaried)

                 (iii)Accident Insurance

                 (iv) Business Travel

                 (v)  Retiree (where appropriate)

                 (vi) Dependent

x.               Long Term Disability (Salaried)

xi.              Retiree Medical Plans

xii.             Employees Thrift Plans

xiii.            Employees Retirement Plans

xiv.             Supplemental Retirement (Salaried)

xv.              Annual Incentive Compensation Plan

xvi.             Stock Incentive Plan

xvii.            Executive Long Term Disability (Salaried)
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                      This Agreement is not intended to confer any rights in
any of the above plans for any unit that is subject to collective bargaining. Parties acknowledge that certain locations participate in the above plans to varying degrees.

                      The Parties also acknowledge that the funding ratios applicable to the pension plan applicable to their employees shall be maintained in an appropriate manner to reflect the relative liabilities attributable to the Parties.





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                                   EXHIBIT C

                                  SII SERVICES

                               TELECOMMUNICATIONS

                 The Telecommunications Department will provide voice communication network services as well as related monthly cost management information.

                 In addition consulting and installation services for local telephone systems and equipment are available.


                           COMPENSATION AND BENEFITS

                 SII's Compensation and Benefits Department will provide benefit plan design and compliance services and administer the MVL sponsored benefit plans. The types of plans include pension, thrift, and health and welfare.

                 The Compensation and Benefits Department will also provide payroll, compensation administration and design, and relocation services.


                              AVIATION DEPARTMENT

                 SII's Aviation Department will provide services relating to the Company's aircraft.

                             INFORMATION TECHNOLOGY

                 The Information Technology Department will provide data access and data communication network services.


                                   ACCOUNTING

                 SII will provide accounting services for accounts payable, cash, fixed assets, and employee benefits.


                   HEALTH, SAFETY & ENVIRONMENTAL MANAGEMENT

                 SII shall provide HS&E assistance to include:

                 -    Environmental plant audits
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                 -    Oversight of compliance with government and corporate
                      requirements

                 -    Education of new regulatory requirements

                 -    Due diligence on acquisitions

                 - Representation before domestic and international regulatory authorities and representation on various committees and at scientific and trade meetings

                 -    Filings with regulatory authorities

                 -    Train coordinators, including division specific programs

                 - Federal and corporate Occupational Health mandated programs

                 -    Medical surveillance programs

                 -    Program support for State regulatory initiatives

                 -    HS&E presentations (internal, BOD, external)

                 -    Corporate Science Advisory Group

                 -    Occupational exposure monitoring

                 - Assess potential toxicity of potential replacement chemicals

                 -    MSDS and labeling development and maintenance

                 -    OSHA and corporate safety standards compliance

                 -    Safety programs development

                 -    Occupational and environmental risk assessment

                 -    Product evaluations and stewardship programs

                 -    Indoor Air Quality issues

                 -    Maintain MVL's Environmental Safety and Health Information

                 -    Stay abreast of pertinent literature and research





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                                     OTHER

                 SII will provide administrative support in the following areas:

                 -    Travel services

                 -    Purchasing

                 -    Transportation

                 -    Credit (negotiation with Dunn and Bradstreet)





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                                   EXHIBIT D


                                   INSURANCE

                 This schedule provides a brief description of the major insurance programs under which SII will be afforded coverages under MVL's policies or under policies specifically purchased by MVL or its affiliates for SII. Recovery under any of these policies is subject to the specific terms, conditions, exclusions, limits, deductibles, etc. of the particular policy involved.

                 MVL shall have responsibility for negotiating insurance contracts, terms and conditions, selection and administration of insurance brokers, underwriters, claims handling services and all other aspects of insurance administration.

                 These policies are renewed on an annual basis and premiums are subject to market conditions. In addition, if SII terminates the Insurance and SII's loss experience has caused MVL's insurance premium to be higher than it would have been without SII's loss experience, SII will be obligated to pay its proportionate share of the increased premium until the SII loss experience is no longer involved in MVL's premium determination.


                                    CASUALTY

                 Provides coverage for damages which SII shall become legally obligated to pay because of personal injury and/or property damage. This coverage includes:

                 -    Automobile liability

                 -    Advertiser's liability

                 -    Aviation liability

                 -    Oil and gas liability

                 -    Engineer's E&O

                 -    General and products liability

                 -    Workers' compensation/employer's liability
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                                    PROPERTY

                 Provides coverage for all risks of direct physical loss or damage to SII's plant, personal property and equipment as a result of an occurrence (fire, explosion, storm, etc.), and business interruption resulting therefrom. Also included are ocean cargo/inland transit and precious metals.


                                     CRIME

                 Provides reimbursement to SII for loss due to the dishonest acts of an employee(s).


                         DIRECTORS/OFFICERS/FIDUCIARIES

                 To pay on behalf of SII's Directors and Officers all losses which such Directors and Officers shall become legally liable to pay as a result of a wrongful act. Coverage will also reimburse Schuller for any loss for which Schuller shall indemnify individual Directors and Officers resulting from a wrongful act.





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